NewsRelease		(Williams Logo)
NYSE: WMB
Date:	May 22, 2008

Williams Completes $285 Million Deal to Add Natural Gas Reserves,
Facilities in Piceance Basin

TULSA, Oklahoma – Williams (NYSE:WMB) today announced that it has completed the purchase of certain interests in Colorado’s Piceance Basin for approximately $285 million cash from SandRidge Energy (NYSE: SD) and other parties.

The assets could represent more than 1.9 trillion cubic feet equivalent (Tcfe) of probable and possible reserves on approximately 32,500 gross acres and 24,000 net acres at 10-acre spacing.

The acquired assets increase Williams’ probable and possible reserves in the Piceance Basin by more than 42 percent to 6.4 Tcfe, based on Williams’ previously announced year-end 2007 estimates. In addition, Williams had 2.8 Tcfe of year-end 2007 proved reserves in the Piceance Basin.

The acreage covered by the agreement is contiguous to Williams’ existing 17,500 net acres of leasehold and 48 producing wells in the Ryan Gulch area of the Piceance Basin Highlands in Rio Blanco County. Williams is actively developing production in the area. Williams currently owns a total of approximately 170,000 net acres in the Piceance Basin.

Williams expects existing and future production volumes to flow to the company’s Willow Creek gas-processing plant under construction nearby.

Along with the reserves and acreage, the acquisition also includes related gathering and treating facilities valued at $35 million, as well as 38 producing wells.

Williams has six drilling rigs operating in the Highlands portion of the Piceance Basin; two are in the Ryan Gulch area. The company plans in 2009 to add two rigs in Ryan Gulch to begin developing the new acreage once permits are in hand. The acquired acreage is primarily on federal land.

Approximately two-thirds of the acreage is located in an area of mutual interest, in which Williams participates with a third party. By agreement, that party has the option to purchase from Williams a 49 percent interest in acquired assets.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Julie Gentz
Williams (media relations)
(918) 573-3053
Richard George
Williams (investor relations)
(918) 573-3679

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.